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                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT is made and entered into as of the 28th day of December, 2000 by and among United Therapeutics Corporation, a Delaware corporation ("UTC"), UTSC Sub Acquisition, Inc., a Delaware corporation and a subsidiary of UTC ("UTSC Sub"), Medicomp, Inc., a Florida corporation ("Medicomp"), Telemedical Procedures, LLC, a Florida limited liability company ("Telemedical") (Medicomp and Telemedical shall hereinafter be referred to collectively as the "Medicomp Companies"), Mahon Patusky Rothblatt & Fisher, Chartered ("MPRF") as the initial escrow agent and Chicago Title as the successor escrow agent (together referred to as the "Escrow Agent").

                                    RECITALS

        A. UTC, UTSC Sub and the Medicomp Companies have entered into that certain Asset Purchase Agreement dated as of December 28, 2000 (the "Asset Purchase Agreement") pursuant to which UTSC Sub will acquire all the assets and assume certain liabilities of the Medicomp Companies (the "Acquisition").

        B. The Asset Purchase Agreement contemplates that 128,571 shares of UTC common stock, par value $.01 per share (the "Escrow Securities") paid as partial consideration for the Acquisition be subject to this Escrow Agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Appointment of Escrow Agent. MPRF is hereby appointed to act as the initial Escrow Agent hereunder and agrees to accept, hold and distribute the Escrow Securities in accordance with and subject to the terms hereof. The parties acknowledge that MPRF shall only serve as the initial Escrow Agent for a period of no more than 60 days following closing of the Asset Purchase Agreement and that Chicago Title (or such other escrow agent mutually approved by the parties in writing) shall become the successor Escrow Agent upon its execution of this Agreement as successor Escrow Agent. The parties shall use their commercially reasonable efforts to achieve the appointment of the successor Escrow Agent as soon as practical following execution of this Agreement.

        2. Establishment of Escrow. One certificate for 128,571 shares representing the Escrow Securities in the name of Medicomp Acquisition Escrow has been deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Securities.

        3.      Dividends; Voting Rights; Transfers.

                3.1 All dividends or other property distributed in respect of the Escrow Securities, including without limitation, any shares issued as a result of stock splits, stock


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dividends or other recapitalizations, shall be retained in and become a part of the Escrow Securities upon issuance or payment, as the case may be.

                3.2 Medicomp shall have the exclusive right to exercise all voting rights in its sole discretion with respect to the Escrow Securities. The Escrow Agent shall cause the Escrow Securities to be voted in the manner directed by Medicomp.

                3.3 The Escrow Securities may not be sold, assigned or in any other manner transferred, in whole or in part, by the Medicomp Companies. The Medicomp Companies shall not be entitled to withdraw the Escrow Securities except as provided hereunder or to substitute any other property therefor or to otherwise pledge or encumber the Escrow Securities.


        4.      Hold Back.

                (a) Of the Escrow Securities, within twenty days after the first anniversary of Closing (the "Anniversary Date"), 90% of the shares then held in escrow shall be released from the escrow and delivered to Medicomp, less
(i) that number of shares of the Escrow Securities then equal in value based on the ten day average of the closing bid price for UTC common stock (hereinafter the "Market Price") immediately preceding the Anniversary Date, to the amount of any Losses (as that term is defined in the Asset Purchase Agreement) resulting to either of UTSC Sub or UTC as a result of any indemnification claim under the Asset Purchase Agreement and for which a claim has been fully made and resolved pursuant to the terms of the Asset Purchase Agreement, and (ii) that number of shares of the Escrow Securities equal in value (based on the Market Price immediately preceding the Anniversary Date) to an Unliquidated Claim (as defined in the Asset Purchase Agreement). The shares of the Escrow Securities described in (i) of this Section 4(a) (if there are any such claims by UTSC Sub and UTC as against Medicomp) shall be returned to UTC and Medicomp shall have no further right or claim with respect to such shares.

                (b) Of the Escrow Securities, within twenty days after the third anniversary of the Closing, the balance of the shares then held in escrow shall be released from the escrow and delivered to Medicomp, less (i) that number of shares of the Escrow Securities then equal in value (based on the Market Price immediately preceding the third anniversary of the Closing) to the amount of any Losses resulting to either of UTSC Sub or UTC as a result of any indemnification claim under the Asset Purchase Agreement and for which a claim has been fully made and resolved pursuant to the terms of the Asset Purchase Agreement, and (ii) that number of shares of the Escrow Securities then equal in value (based on the Market Price immediately preceding the third anniversary of the Closing) to an Unliquidated Claim (as defined in the Asset Purchase Agreement). The shares of the Escrow Securities described in (i) of this Section 4(b) (if any) shall be returned to UTC and Medicomp shall have no further right or claim with respect to such shares.

                (c) Any Escrow Securities witheld from distribution to Medicomp pursuant to Section 4(a)(ii) or 4(b)(ii) shall be retained by the Escrow Agent until (i) thirty (30) days shall have expired since UTC or UTSC Sub delivered to the Escrow Agent and the Medicomp Companies a copy of a Liquidated Claim Notice (as defined in the Asset Purchase Agreement) and the Escrow Agent shall not have received a Claim Response within such time from the

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Medicomp Companies, at which time the Escrow Agent shall distribute to UTC a certificate for that number of shares of the Escrow Securities then equal in value (based on the then Market Price) to such claim, (ii) the Escrow Agent receives written direction executed by UTC, UTSC Sub and the Medicomp Companies directing the Escrow Agent to disburse Escrow Securities, in which case disbursement shall be made in accordance with such direction, or (iii) the Escrow Agent receives a written determination of the Accounting Arbitrator (as defined in the Asset Purchase Agreement) directing that a pending claim, or any portion thereof, be paid, in which case payment of such pending claim or portion thereof shall be made in accordance with such written determination.

        5. Provisions Concerning the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by UTC and UTSC Sub that:

                5.1 The Escrow Agent shall not be under any duty to give the Escrow Securities any greater degree of care than it gives its own similar property.

                5.2 The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, UTC shall indemnify and hold harmless the Escrow Agent from and against any and all losses, liabilities, claims, actions, damages, costs and expenses arising out of and in connection with this Escrow Agreement.

                5.3 The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                5.4 The Escrow Agent shall perform only the duties expressly set forth herein, and the Escrow Agent may act in good faith and in the exercise of its own best judgment in carrying out its duties hereunder.

                5.5 The Escrow Agent at any time may be discharged from its duties and obligations hereunder by the delivery to it of notice of termination signed by UTC and the Medicomp Companies. The Escrow Agent at any time may resign by giving written notice to such effect to UTC and the Medicomp Companies. Upon any such termination or resignation, the Escrow Agent shall deliver any and all property in escrow at that time to a successor escrow agent designated by UTC and the Medicomp Companies in writing, whereupon such initial Escrow Agent shall be discharged of any and all further obligations arising in connection with this Escrow Agreement.


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        6.      Venue; Jurisdiction; Litigation Costs. The parties agree that any legal action, suit or proceeding arising out of or relating to this Escrow Agreement or the transactions contemplated hereby shall be instituted in a Federal or state court located in the State of Maryland, which shall be the exclusive jurisdiction and venue of said legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with Section 8 hereof. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. In the event of any such legal action, suit or proceeding, the non-prevailing party shall pay the fees and expenses of the prevailing party incurred in connection with such legal action, suit or proceeding, including reasonable attorney's fees and expenses.

        7. Notices. Any notice or other communications pursuant to this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being personally delivered or delivery by confirmed fax transmission to the party for whom it is intended, bearing the address shown below for, or such other address as may be designated in writing hereafter by, such party:

                If to UTC or UTSC Sub Acquisition, Inc.:

                United Therapeutics Corporation
                1110 Spring Street
                Silver Spring, MD 20910
                Telephone:     301-608-9292
                Facsimile:     301-608-9291

                If to the Medicomp Companies:

                Mr. Ricardo Balda (Marked Personal & Confidential)
                7845 Ellis Road
                Melbourne, Florida 32904

                Telephone:  (321) 676-0010
                Facsimile:  (321) 676-2282

                Copy to:

                Holland & Knight LLP
                200 South Orange Avenue, Suite 2600
                Orlando, Florida 32801
                Attention: William O.E. Henry, Esquire


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                Telephone:  (407) 425-8500
                Facsimile:  (407) 244-5288

                If to the initial Escrow Agent:

                Mahon Patusky Rothblatt & Fisher, Chartered
                1735 Connecticut Avneue, N.W.
                Washington, D.C. 20009
                Telephone:    (202) 483-4000
                Facsimile:    (202) 483-4006

                If to the successor Escrow Agent:

                Chicago Title
                171 N. Clark Street
                Chicago, Illinois 60601
                Facsimile:    (312) 223-5888

        8. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by facsimile. The parties intend that such counterpart signed copies shall be fully binding.

        9. Governing Law. This Escrow Agreement shall be governed exclusively by the internal laws, without regard to conflict of laws principles, of the State of Delaware.


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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.


                            UNITED THERAPEUTICS CORPORATION


                            By: /s/ Martine Rothblatt
                                --------------------------
                                Martine Rothblatt, CEO


                            UTSC SUB ACQUISITION, INC.


                            By: /s/ Martine Rothblatt
                                --------------------------
                                Martine Rothblatt, CEO


                            MEDICOMP, INC.


                            By: /s/ Ricardo Balda
                                --------------------------
                                Ricardo Balda., President


                            TELEMEDICAL PROCEDURES, LLC


                            By : /s/ Ricardo Balda
                                --------------------------
                                 Ricardo Balda., President


                            CHICAGO TITLE, as Escrow Agent


                            By:  /s/  Dorothy Cammon
                                --------------------------
                                Name: Dorothy Cammon


                            MAHON PATUSKY ROTHBLATT & FISHER,
                            CHARTERED, as Escrow Agent



                            By:  /s/ Paul Mahon
                                --------------------------




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